UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 24, 2015 (March 18, 2015)

LAREDO PETROLEUM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35380	45-3007926
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 W. Sixth Street, Suite 900, Tulsa, Oklahoma	74119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 513-4570

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Indenture

On March 18, 2015, in connection with the completion of the previously announced offer and sale by Laredo Petroleum, Inc. (the “Company”), in an underwritten public offering, of $350 million in aggregate principal amount of the Company’s 6¼% senior notes due 2023 (the “Notes”), the Company entered into an Indenture (the “Base Indenture”), dated as of March 18, 2015, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of March 18, 2015, among the Company, the guarantors party thereto and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Company received net proceeds of approximately $344.0 million from the offering, after deducting underwriting discounts and commissions and estimated offering expenses.  The Company will use the net proceeds of the offering, together with a portion of the net proceeds from its previously announced common stock offering that closed on March 5, 2015, to redeem all $550 million of its outstanding 9½% senior notes due 2019 (the “2019 Notes”). Pending application of the net proceeds from the offering, the Company may invest the net proceeds in short-term, liquid investments.

The Notes will mature on March 15, 2023 with interest accruing at a rate of 6¼% per annum and payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing September 15, 2015.  The Notes are guaranteed on a senior unsecured basis by Laredo Midstream Services, LLC, Garden City Minerals, LLC and certain of the Company’s future restricted subsidiaries.

The Company may redeem, at its option, all or part of the Notes at any time on or after March 15, 2018, at the applicable redemption price plus accrued and unpaid interest to, but not including, the date of redemption.  Further, before March 15, 2018, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes in an amount not exceeding the net proceeds from one or more private or public equity offerings at a redemption price of 106.25% of the principal amount of the Notes, plus accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of each such equity offering.  If a change of control occurs prior to March 15, 2016, the Company may redeem all, but not less than all, of the Notes at a redemption price equal to 110% of the principal amount of the Notes plus any accrued and unpaid interest to, but not including, the date of redemption.

The Notes were offered and sold pursuant to a prospectus supplement dated March 4, 2015 and the base prospectus dated March 22, 2013, relating to the Company’s effective shelf registration statement on Form S-3 (File No. 333-187479).

The foregoing description of the Indenture is a summary only and is qualified in its entirety by reference to the complete text of the Base Indenture and the Supplemental Indenture, copies of which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K concerning the Indenture is incorporated herein by reference.  Copies of the Base Indenture and the Supplemental Indenture are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 6, 2015, the Company issued a conditional notice of redemption to holders of its outstanding 2019 Notes that the Company will redeem all of its outstanding 2019 Notes on April 6, 2015 (the “Redemption Date”). The redemption price for the 2019 Notes will be 104.750% of the principal amount of the 2019 Notes, plus accrued and unpaid interest thereon to, but not including, the Redemption Date (the “Redemption Price”), in accordance with the provisions of the indenture governing the 2019 Notes. The Company’s obligation to pay the Redemption Price on the Redemption Date was conditioned upon the completion, prior to April 3, 2015, of the offering of the Notes. This condition has been satisfied and the Company’s obligation to redeem the 2019 Notes is now unconditional.  On the Redemption Date, the 2019 Notes will be redeemed at the Redemption Price and pursuant to the terms of the indenture governing the 2019 Notes.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of March 18, 2015, among Laredo Petroleum, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.2	Supplemental Indenture, dated as of March 18, 2015, among Laredo Petroleum, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.3	Form of 6¼% Senior Notes due 2023 (included in Exhibit 4.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO PETROLEUM, INC.

Date: March 24, 2015	By:	/s/ Kenneth E. Dornblaser
Kenneth E. Dornblaser
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of March 18, 2015, among Laredo Petroleum, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.2	Supplemental Indenture, dated as of March 18, 2015, among Laredo Petroleum, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.3	Form of 6¼% Senior Notes due 2023 (included in Exhibit 4.2).